Exhibit G2

DOMESTIC CUSTODY SERVICES

FEE SCHEDULE

Annual Fee Based Upon Market Value Per Fund

1.25 bps on first $5 billion

1.00 bps on next $5 billion

0.50 bps on next $5 billion

0.25 bps on balance basis point on average daily market value

Securities Lending Fee Schedule:

t/b/d

Treasury Management Fee Schedule:

Standard Fees with 40% Discount

Portfolio Transaction Fees (Waived)

$4.00 /book entry DTC transaction/Federal Reserve transaction/principal paydown

$7.00 /U.S. Bank repurchase agreement transaction

$6.00 /short sale

$8.00 /option/future contract written, exercised or expired

$15.00 /mutual fund trade/Fed wire/margin variation Fed wire

$50.00 /physical security transaction

$5.00 /disbursement

$150.00 /segregated account per year

•	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•	No charge for the initial conversion free receipt.

•	Overdrafts – charged to the account at prime interest rate minus 2.

Chief Compliance Officer Support Fee (Waived)

•	$2,000 /year

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Fees are billed monthly.

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